Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A.
www.ATImetals.com

Allegheny Technologies Announces Retirement of David M. Hogan

Pittsburgh, PA, March 7, 2012 – Allegheny Technologies Incorporated (NYSE:ATI) announced today that David M. Hogan, Executive Vice President, Engineered Products Segment, will retire effective April 1, 2012. During his more than 35-year career with ATI, Mr. Hogan held numerous positions in accounting, sales, marketing, operations and executive management.

“Dave Hogan has been a valuable member of ATI management’s executive committee,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Dave led our Engineered Products segment to its current position as an integrated supplier of tungsten-based products and key supplier of steel forgings to the oil and gas, aerospace, and construction and mining markets. He has been an outstanding contributor to ATI during his long career. We wish Dave and his wife, Mary Ann, a healthy, happy, and wonderful retirement.”

Mr. Hogan joined Teledyne Firth Sterling in 1976 and held various positions with increasing responsibility throughout Firth Sterling’s operations. He was named President of Stellram in 1996, then President of ATI’s Tungsten Materials business in 1997. Prior to being named Executive Vice President, Engineered Products Segment in 2011, Mr. Hogan held a number of executive management positions at ATI Engineered Products, including being named Group President, ATI Engineered Products in 2007. Dave has also served as a member of ATI management’s executive committee since 2003.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.2 billion during 2011. ATI has approximately 11,400 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.